Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Colorado	75-3056237
(State of incorporation)	(IRS Employer Identification No.)

5 Centerpointe Drive, Suite 400 Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

CYTODYN INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael D. Mulholland

Chief Financial Officer

CytoDyn Inc.

5 Centerpointe Drive, Suite 400

Lake Oswego, Oregon 97035

Telephone (971) 204-0382

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	3,000,000 shares (1)	(2)	$3,121,234 (2)	$425.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the CytoDyn Inc. 2012 Equity Incentive Plan (the “Plan”) as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.
(2)	Pursuant to Rule 457(h), the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the registration fee have been computed based on the sum of (a) $172,606, which represents the aggregate exercise price of options currently outstanding to purchase 123,290 shares of common stock, and $2,948,628, which represents the fair market value of 2,876,710 shares of common stock as to which additional awards may be granted under the Plan. This latter figure was calculated based on the average of the high and low sales prices, $1.025, reported for the common stock on the OTC Markets on February 21, 2013.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The registrant’s annual report on Form 10-K for the year ended May 31, 2012, as amended by Amendment No. 1 filed on September 28, 2012.

(b) The registrant’s quarterly reports on Form 10-Q for the quarters ended August 31, 2012 and November 30, 2012.

(c) The registrant’s current reports on Form 8-K filed September 14, 2012, September 27, 2012, October 16, 2012, October 17, 2012 (with disclosure under Items 2.01 and 9.01, but excluding Item 7.01 and exhibits referenced therein), November 20, 2012, December 18, 2012, and January 14, 2013.

(d) The description of the registrant’s common stock included as Exhibit 99.1 to this registration statement.

All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Eighth (c) of the registrant’s Articles of Incorporation, Article VI of the registrant’s Bylaws and Title 7, Article 109 of the Colorado Corporation Code (the “Colorado Code”) provide for the indemnification of the registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Article Eighth (c) of the registrant’s Articles of Incorporation and Article VI of the registrant’s Bylaws require the registrant to indemnify, to the extent permitted by Colorado statute, its officers and directors against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and necessarily incurred by such officers and directors in connection with the defense of any action, suit or proceeding in which such officer or director is made a party by reason of being or having been a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner he or she reasonably believed to be in the best interests of the registrant or, in all other cases, in a manner that was at least not opposed to the corporation’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article VI of the registrant’s Bylaws also requires the registrant to indemnify its officers and directors against expenses actually and reasonably incurred by an officer, director, employee or agent of the registrant who is successful on the merits in defense of any action, suit or proceeding. Article VI of the registrant’s Bylaws provide that in no case will indemnification be made to any director who is adjudged liable on the basis that the director derived an improper personal benefit.

The Colorado Code requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation’s articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the Colorado Code allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed: in the case of conduct in an official capacity with the registrant that the individual’s conduct was in the best interests of the registrant; or in the case of conduct in other capacities that the individual’s conduct was at least not opposed to the registrant’s best interests; and (c) in the case of a criminal proceeding, the individual did not have reasonable cause to believe that the individual’s conduct was unlawful.

However, the Colorado Code does not permit indemnification:

•	in the case of any proceeding by or in the right of the registrant (a derivative action), if the individual was adjudged liable to the corporation; or

•	in connection with a proceeding that charged the individual with and adjudged the individual liable for improperly receiving a personal benefit.

The Colorado Code also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The indemnification described in the Colorado Code is not exclusive of any other rights to which officers or directors may be entitled under a corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

The registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the registrant.

Effective January 8, 2013, the registrant entered into indemnification agreements (each an “Indemnification Agreement”) with each of its directors and officers. Under the Indemnification Agreements, the registrant has agreed, to the fullest extent permitted by the laws of the State of Colorado, and in accordance with the terms, conditions and limitations set forth in the Indemnification Agreements, to indemnify each of its directors and officers against all judgments, penalties, fines and amounts paid in settlement, and all expenses actually and reasonably incurred, in connection with legal proceedings to which an officer or director is, or is threatened to be, made a party, including, without limitation, a lawsuit, arbitration, administrative hearing or investigation, whether by or in the right of the registrant or otherwise. The right to indemnification also extends to actions taken by the director or officer in other capacities in which he is serving at the request of the registrant.

Indemnification is not available: (a) if the act or omission by the director or officer was committed in bad faith; (b) if the director or officer did not reasonably believe, in a case of conduct in his official capacity with the registrant, that the action was in the best interests of the registrant, or, in all other cases, that the action was at least not opposed to the registrant’s best interests; (c) if, in a criminal proceeding, the director or officer acted in a manner that he had reasonable cause to believe was unlawful; or (d) if the director or officer actually received an improper personal benefit. Indemnification also generally is not available if the proceeding is by or on behalf of the registrant and the director is found to be liable to the registrant or if the proceeding is brought by the director against the registrant. The Indemnification Agreements put in place specific processes and procedures for indemnification claims and advancement of expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Oswego, state of Oregon, on February 26, 2013.

CYTODYN INC.
(Registrant)

By:	/s/ Michael D. Mulholland
Michael D. Mulholland, Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on February 26, 2013.

Principal Executive Officer and Director:

/s/ Nader Z. Pourhassan
Nader Z. Pourhassan	President, Chief Executive Officer and Director

Principal Financial Officer and Principal Accounting Officer:

/s/ Michael D. Mulholland
Michael D. Mulholland	Chief Financial Officer, Treasurer and Corporate Secretary

Additional Directors:

*	Richard Trauger, Ph.D.
*	Anthony D. Caracciolo
*	Gregory A. Gould, CPA
*	Allan M. Green, M.D., Ph.D,. J.D.
*	Jordan Naydenov
*	Michael Nobel, PhD.

*By	/s/ Nader Z. Pourhassan, Attorney-in-fact
Nader Z. Pourhassan, Attorney-in-fact

INDEX TO EXHIBITS

3.1	Rexray Articles of Incorporation shell company (incorporated by reference to Exhibit 3.1 to Form 10SB filed July 11, 2002).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed November 10, 2011).

3.3	Amendment to the Articles of Incorporation changing company name from Rexray to CytoDyn Inc., and effecting a one for two reverse split of its common shares (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed November 12, 2003).

3.4	Amendment to Articles of Incorporation dated September 2009 designating CytoDyn Inc.’s Series B preferred non-voting shares (incorporated by reference to Exhibit 3.4 to Annual Report on Form 10-K filed March 12, 2010).

3.5	Amendment to Articles of Incorporation dated April 24, 2010 increasing the number of authorized common shares to 100,000,000 (incorporated by reference to Exhibit 3.5 to Current Report on Form 8-K filed April 29, 2010).

5	Opinion of Miller Nash LLP.

23.1	Consent of Warren Averett, LLC.

23.2	Consent of Miller Nash LLP. Included in Exhibit 5.

24	Power of attorney of certain officers and directors.

99.1	Description of common stock.